Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWPARK RESOURCES, INC.

Newpark Resources, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Newpark Resources, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on November 5, 1998.

SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation. The proposed amendment was considered at the annual meeting of stockholders duly called upon notice in accordance with Section 222 of the DGCL and held on May 16, 2024, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation.

THIRD: the Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article FOURTEENTH to read in its entirety as follows:

FOURTEENTH. To the fullest extent permitted by law, as the same exists or as may hereafter be amended, an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as an officer. Neither any amendment nor repeal of this Article Fourteenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of May 16, 2024.

NEWPARK RESOURCES, INC.

By:    /s/ Celeste Frugé
Name:    Celeste Frugé
Title:    Vice President – General Counsel, Chief Compliance Officer, and Corporate Secretary